EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                   (Unaudited)



                                                                   For The Three Months
                                                                      Ended March, 31

                                                                     2002           2001
                                                                 -----------    -----------


 NET INCOME (LOSS)                                                 $ 116,239      $ (5,342)
                                                                 ===========    ===========


 WEIGHTED AVERAGE SHARES:

   Common shares outstanding                                      10,099,567     7,540,551

   Assumed conversion of options and warrants                        102,048       337,360*
                                                                 -----------    -----------

                                                                  10,201,615     7,877,911
                                                                 ===========    ===========

 INCOME PER COMMON SHARE:

   Basic                                                           $   .01      $     .00

   Diluted                                                         $   .01      $     .00

  * Antidilutive

1469281